------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  Hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
SEE FOOTNOTE 2 BELOW
(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Liraz Systems Ltd.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

3 Azrieli Center
--------------------------------------------------------------------------------
                                    (Street)

Tel Aviv                            Israel               67023
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Level 8 Systems, Inc. - LVEL
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


N/A
________________________________________________________________________________
4.   Statement for Month/Year


June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                          06/04/2002       S            400,000      D     $  0.67                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/05/2002       S             11,000      D     $  0.78                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/06/2002       S            300,000      D     $  0.47                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/06/2002       S             54,000      D     $  0.60                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/10/2002       S            636,500      D     $  0.51                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/10/2002       S            250,000      D     $  0.42                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/11/2002       S             50,000      D     $  0.82                    (I)       (1)
------------------------------------------------------------------------------------------------------------------------------------

           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                          06/11/2002       S             50,000      D     $  0.42                    (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/12/2002       S             49,200      D     $  0.60                    (I)        (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/17/2002       S             10,000      D     $  0.49                    (I)        (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/18/2002       S              9,600      D     $  0.46                    (I)        (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/20/2002       S             55,900      D     $  0.38                    (I)        (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          06/21/2002       S             29,157      D     $  0.37    1,880,411       (I)        (1)
                                                                                                     (2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:

(1) These shares are owned directly by Advanced Systems Europe B.V. and indirectly by Liraz Systems Ltd., which wholly owns Advanced Systems Europe B.V.

(2)  Less than 10% (i.e., 9.3%) of the Common Stock.

             See Attached                                        7/09/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*If the  form is  filed  by more  than one  reporting  person,  see  instruction
4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

NAME AND ADDRESS OF FILERS FOR FORM 4 AND SIGNATURES OF FILING.


LIRAZ SYSTEMS LTD.


By:  Yossi Shemesh/ Arie Kilman                     July 9, 2002
     -----------------------------------------      ----------------------------
LIRAZ SYSTEMS LTD. ("Liraz")
an Israeli corporation with its principal business
office at 3 Azrieli Center, 67023 Tel Aviv, Israel





ADVANCED SYSTEMS EUROPE B.V.


By:  Yossi Shemesh/Yoel Amir                        July 9, 2002
     -----------------------------------------      ----------------------------
ADVANCED SYSTEMS EUROPE B.V. ("Advanced Systems")   Date
a Dutch corporation, with its principal place of
business at 7b Vlierwerf, 4703 SB Roosendaal,
Netherlands.  Advanced Systems is a wholly-
owned subsidiary of Liraz.